Exhibit 99.1

REDWOOD TRUST ANNOUNCES THE APPOINTMENT OF FAITH SCHWARTZ AND ARMANDO FALCON TO ITS BOARD OF DIRECTORS

MILL VALLEY, CA – Tuesday, March 30, 2021 – Redwood Trust, Inc. (NYSE: RWT) a leader in expanding access to housing for homebuyers and renters, today announced that Faith A. Schwartz and Armando Falcon have been appointed to serve on its Board of Directors.

Ms. Schwartz is the President of Housing Finance Strategies, LLC, a professional services and advisory practice focusing on capital markets, rating agencies, and mortgage modernization and innovation, which she founded in 2016. Ms. Schwartz currently serves on the Board of Directors of Gateway First Bank, as well as on the boards of several other privately held mortgage industry-focused companies, including FormFree Holdings Corporation and Class Valuation, LLC. From 2013 to 2016, Ms. Schwartz served as Senior Vice President-Federal Practice of CoreLogic, Inc., a provider of property information, insight, analytics and data-enabled solutions. She is also the founder of HOPE NOW Alliance, a public-private initiative launched in 2007 to seek solutions for American families facing foreclosure during the Great Recession. Ms. Schwartz also previously served as Director of Alternative Markets and Director of National Sales at Freddie Mac between 1997 and 2003. From 2006 to 2009, Ms. Schwartz served on the Federal Reserve Board’s Consumer Advisory Council and in 2010 she founded HOPE LoanPort, a technology non-profit organization that helps families reach and sustain their goal of homeownership. Ms. Schwartz holds a B.S. from Shippensburg State College and an M.B.A. from the University of Pittsburgh.

Mr. Falcon is CEO of Falcon Capital Advisors LLC, a management consulting firm based in Washington, DC, that provides strategic advice and technical assistance to financial services companies, mortgage industry companies, and government agencies on matters involving process reengineering, project management, regulatory compliance, and data analytics, which he founded in 2007. He previously served as the Director of the Office of Federal Housing Enterprise Oversight, and as the General Counsel for the Committee on Banking and Financial Services of the U.S. House of Representatives. Mr. Falcon currently serves on the Board of Directors of the American Stock Transfer and Trust Company and of the Structured Finance Association. Mr. Falcon also serves as an advisor to the Board of Directors of the National Association of Hispanic Real Estate Professionals. Mr. Falcon holds a B.A. from St. Mary’s University, an M.P.P. from Harvard University, and a J.D. from the University of Texas.

"We are pleased to welcome Faith and Armando as independent directors to the Board. They bring an extraordinary set of experiences across the public and private housing finance industry, including regulatory policy, structured finance, technology innovation and data analytics. We believe Faith and Armando’s counsel and guidance will bring additional perspective and professional expertise that will be immediately valuable to Redwood. Their appointments further our ongoing efforts to diversify and refresh the Board," said Richard D. Baum, Chairman of Redwood Trust's Board of Directors.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly traded shares. Our consolidated investment portfolio has evolved to incorporate a diverse mix of residential, business purpose and multifamily investments. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood Trust, visit our website at www.redwoodtrust.com or connect with us on LinkedIn, Twitter, or Facebook.

CONTACT

Lisa Hartman – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com